Exhibit 23(h)(1)(b)

FORM OF

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Funds and Classes of Shares

Approved as of July 28, 2006

Amended and Restated as of September 29, 2006

Fund	Classes of Shares
AARP Conservative Fund	N/A
AARP Moderate Fund	N/A
AARP Aggressive Fund	N/A
AARP Money Market Fund	N/A
AARP Income Fund	N/A

AARP FUNDS		AARP FINANCIAL INCORPORATED

By:		By:
Name:	Nancy M. Smith	Name:	Larry C. Renfro
Title:	Secretary	Title:	President
Date:	___________________	Date:	___________________